Exhibit 99.1

AUSPEX PHARMACEUTICALS REPORTS 2014 FIRST QUARTER RESULTS

Multiple Significant Catalysts Expected Over The Next Few Quarters

La Jolla, California, May 13, 2014 – Auspex Pharmaceuticals, Inc. (Nasdaq: ASPX), a late clinical stage biopharmaceutical company focused on developing and commercializing novel medicines for the treatment of orphan diseases, today announced its financial results for the first quarter ended March 31, 2014.

“The first quarter of 2014 has been an exciting time of growth and activity for Auspex as we are advancing our lead program SD-809 (dutetrabenazine) through the Phase 3 pivotal study in chorea associated with Huntington’s disease (HD) and towards commercialization,” said Pratik Shah, Ph.D., President and CEO of Auspex. “Our successful initial public offering in February has allowed us to execute on our strategy of developing SD-809 for HD and other debilitating hyperkinetic movement disorders such as tardive dyskinesia and Tourette syndrome. In addition, we are advancing our second program, SD-560, towards clinical development for the potential treatment of idiopathic pulmonary fibrosis and other fibrotic conditions.”

Update on Development Programs

Chorea Associated with Huntington’s Disease (HD): SD-809 is currently in a Phase 3 registration clinical trial (First-HD) in North America for the potential treatment of chorea associated with HD. In addition, an open-label clinical trial (ARC-HD) is currently in progress that is evaluating long-term safety (ARC-HD Rollover) as well as providing guidance on how to switch patients who are currently on tetrabenazine to SD-809 (ARC-HD Switch). Top-line data from the First-HD and ARC-HD Switch studies are expected to be available in the fourth quarter of 2014.

Tardive Dyskinesia (TD): A Phase 2/3 randomized placebo controlled clinical trial of SD-809 for the potential treatment of TD is expected to commence this summer. The company also plans to carry out a long-term safety follow-up for the eligible subjects who complete the Phase 2/3 study. Based on advice received at a recent FDA meeting, this study may qualify as one of the pivotal trials needed for a 505(b)(2) NDA filing. Top-line data from this study is expected to be available in mid-2015.

Tourette Syndrome (TS): An eight-week open-label preliminary efficacy and safety clinical trial (Phase 1b) is being initiated for the potential treatment of tics associated with TS. This study will involve adolescent subjects and the top-line data are expected in the fourth quarter of 2014.

Idiopathic Pulmonary Fibrosis (IPF): SD-560 (deuterium-containing form of pirfenidone) is being advanced for the potential treatment of IPF and other fibrotic orphan conditions. Auspex is on track to initiate a Phase 1 clinical trial for SD-560 with data expected to be available in 2015.

Financial Update

For the first quarter of 2014, Auspex reported a net loss of $10.1 million versus a net loss of $2.3 million in the comparable period in 2013. The increase in the net loss was largely a result of increased development activities for SD-809, higher general and administrative costs incurred as a public company, and a $3.6 million one-time, non-cash charge for the fair value of preferred stock warrants liability upon the completion of our IPO.

Research and development expenses for the three months ended March 31, 2014 were $3.4 million compared to $1.7 million for the same period in 2013. The increase in research and development expenses in the quarter was primarily attributable to the higher costs related to the SD-809 Phase 3 study and an increase in expenses for additional employees to support the expanded clinical trial activity.

General and administrative expenses for the three months ended March 31, 2014 increased to $2.7 million compared to $0.9 million for the same period in 2013. The increase in general and administrative expenses was primarily a result of an increase in employee expenses to support Auspex as a public company as well as pre-commercial activities.

At March 31, 2014, Auspex had cash and marketable securities balance of $119.8 million and had 23,610,007 shares outstanding.

About Auspex Pharmaceuticals

Auspex Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel medicines for the treatment of orphan diseases. Auspex’s pipeline includes product candidates to address unmet medical needs in hyperkinetic movement disorders, such as chorea associated with Huntington’s disease, tardive dyskinesia and Tourette syndrome, as well as fibrotic indications, including idiopathic pulmonary fibrosis (IPF) and other orphan conditions. Auspex’s lead product candidate, SD-809 (dutetrabenazine), is in a Phase 3 registration clinical trial for the treatment of chorea (abnormal involuntary movements) associated with Huntington’s disease. Auspex plans to initiate a Phase 2/3 clinical trial of SD-809 in tardive dyskinesia and a Phase1b in Tourette syndrome. Auspex also plans to initiate a Phase 1 clinical trial with SD-560 (deuterium-containing form of pirfenidone). Auspex has employed its deuterium chemistry approach to optimize other compounds in its portfolio that are at various stages of development. For further information, please visit the company’s website www.auspexpharma.com.

Forward Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Auspex’s ability to successfully complete its ongoing clinical trials and development programs and Auspex’s ability to obtain regulatory approval for its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: Auspex’s future preclinical studies and clinical trials may not be successful; changes in regulatory requirements in the United States and foreign countries may prevent or significantly delay regulatory approval of Auspex’s product candidates; Auspex may change its plans to develop and commercialize its product candidates; the U.S. Food and Drug Administration (FDA) may not agree with Auspex’s interpretation of the data from clinical trials of its product candidates; Auspex may decide, or the FDA may require Auspex, to conduct additional clinical trials or to modify Auspex’s ongoing clinical trials; Auspex may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Auspex’s ability to obtain regulatory approval; the third parties with whom Auspex has partnered with for the development of its product candidates and upon whom Auspex relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; Auspex’s product candidates may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of Auspex’s product candidates could delay or prevent regulatory approval or commercialization; Auspex may be unable to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; Auspex’s ability to obtain additional financing; and the accuracy of Auspex’s estimates regarding expenses, future revenues and capital requirements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Other risks and uncertainties affecting Auspex are described more fully in Auspex’s filings with the Securities and Exchange Commission. Auspex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

###

Auspex Pharmaceuticals, Inc.

(A Development Stage Company)

Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,605	$36,650
Marketable securities	93,233	—
Prepaid expenses and other current assets	930	242

Total current assets	120,768	36,892
Deferred offering costs	—	1,817
Property and equipment, net	54	26
Other assets	138	137

Total assets	$120,960	$38,872

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,321	$1,365
Accrued liabilities	3,541	2,127

Total current liabilities	4,862	3,492
Note payable	14,462	14,420
Preferred stock warrant liability	—	3,975
Other long-term liabilities	104	77

Total liabilities	19,428	21,964
Convertible preferred stock	—	81,846
Stockholders’ equity (deficit):
Common stock	2	—
Additional paid-in capital	177,155	542
Deficit accumulated during the development stage	(75,603)	(65,480)
Accumulated other comprehensive loss	(22)

Total stockholders’ equity (deficit)	101,532	(64,938)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$120,960	$38,872

Auspex Pharmaceuticals, Inc.

(A Development Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2014	2013
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$3,432	$1,731
General and administrative	2,674	899

Total operating expenses	6,106	2,630
Operating loss	(6,106)	(2,630)
Other income (expense)
Interest and other expense, net	(383)	(24)
Other financing expense	—	(37)
Change in fair value of preferred stock warrant liability	(3,634)	386

Total other (expense) income	(4,017)	325

Net loss	$(10,123)	$(2,305)

Net loss per share , basic and diluted	$(0.81)	$(17,462)

Weighted-average common shares outstanding, basic and diluted	12,476,075	132

Corporate Communications Contact:

Jason Spark at Canale Communications, Inc.

jason@canalecomm.com

619-849-6005